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                                                                  Exhibit 10(ff)

                               MACKAY SHIELDS LLC
                              9 West 57/th/ Street
                                  33/rd/ Floor
                                  New York, NY

                                                                  March 26, 2002


VIA FACSIMILE (949-724-9914)

PRANDIUM, INC.
FRI-MRD CORPORATION
2701 Alton Parkway
Irvine, CA 92606
Attn:  Robert T. Trebing, Jr.

                           Re: Prandium Restructuring
                               ----------------------
Dear Bob:

                  It is a requirement of the Letter of Intent entered into between Prandium, Inc. ("Prandium"), FRI-MRD Corporation ("FRI-MRD") and MacKay Shields Financial Corporation ("MacKay") concerning the restructuring of the capital structure of Prandium and FRI-MRD, that FRI-MRD (i) execute an agreement for the sale of stock and/or assets of the Hamburger Hamlet restaurant business ("Hamlet") no later than October 31, 2001 and (ii) consummate such sale no later than ninety days after the execution of such agreement. It is a further requirement of the Letter of Intent that FRI-MRD use its commercially reasonable efforts to file a plan of reorganization under the Bankruptcy Code as a pre-negotiated or pre-packaged Chapter 11 case on or before 60 days from the date of the Letter of Intent and use commercially reasonable efforts to have such plan of reorganization confirmed under the Bankruptcy Code on or before February 28, 2002. We understand that the Stock Purchase Agreement dated as of October 23, 2001 by and between FRI-MRD Corporation and Othello Holding Corporation for the sale of Hamlet has been terminated. The failure to consummate a sale of Hamlet constitutes a breach of the covenants of the Letter of Intent. Pursuant to the terms and conditions of the Letter of Intent, MacKay may elect in its sole discretion to waive this breach and the deadlines to commence a Chapter 11 case and confirm a plan of reorganization. Capitalized terms used herein and not otherwise defined shall have the meaning assigned to such terms in the Letter of Intent.

                  MacKay, acting as representative of the Majority Holders, is willing to waive the above-described breach and to remain bound by the Letter of Intent, including in particular the standstill provision contained therein if you agree to the following terms and conditions, which shall be deemed to modify and amend the Letter of Intent:

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          1.  Pending a sale of Hamlet, from and after April 1, 2002, all free cash flow derived from the continued operation of Hamlet must be applied to the Facilities (as defined in the Letter of Intent) on a quarterly basis at the prepayment rate agreed upon in the Letter of Intent. The payment of any amounts due during the pendency of the Chapter 11 case shall be deferred until the Effective Date of the Plan.

          2. The stock of Hamlet shall be pledged to secure repayment of the New FRI-MRD Notes (as defined below), and upon a sale of Hamlet, such stock shall be released and all net sale proceeds applied to the Facilities at the prepayment rate agreed upon in the Letter of Intent.

          3.  Capital expenditures of Hamlet must not exceed $500,000 per year.

          4. From the Effective Date until the notes ("New FRI-MRD Notes") to be issued to the holders of 15% Notes under the Plan are paid in full, the holders of the New FRI-MRD Notes, as a class, will be entitled to designate one independent director to Reorganized Prandium's five member board of directors. The independent director shall be a third party unaffiliated with MacKay or any holder of New FRI-MRD Notes.

          5. MacKay, with input from the Prandium Bondholders, shall designate and retain for the benefit of the FRI-MRD Noteholders and the Prandium Bondholders, at Prandium's expense up to an amount not to exceed $150,000, a financial advisor who will be given a full opportunity to review the current operations and financial condition of Prandium and FRI-MRD. The financial advisor's review will not delay documentation or solicitation.

          6. As soon as practicable, Prandium shall provide MacKay with revised deadlines for the commencement of the Chapter 11 case and consummation of the Plan, each of which shall be satisfactory to MacKay. The Letter of Intent shall be deemed amended to incorporate such agreed upon revised deadlines.

          MacKay, as representative of the Majority Holders, previously agreed to modify the Additional Covenants in the new note agreement to authorize permitted Indebtedness under a senior secured credit facility with Foothill Capital Corporation in an amount not to exceed $15 million at any one time. MacKay further agreed that rather than a pro rata application of the $30 million Cash Prepayment between the Facilities on the Effective Date, the holders of 14% Secured Notes shall receive their pro rata share of $18 million in full satisfaction of their claims, and the holders of 15% Notes shall receive their pro rata share of approximately $12 million, plus the New FRI-MRD Notes in full satisfaction of their claims.

          Other than as expressly set forth herein, nothing contained in this letter shall be deemed to limit, waive, release or modify the rights of MacKay, the Majority Holders, Prandium or FRI-MRD or the terms and conditions of the Letter of Intent, in any way, all of which rights, terms and conditions are expressly reserved and shall continue to remain in effect.


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     Please acknowledge your acceptance and agreement to be bound by the above terms and conditions by signing and returning the enclosed copy.

                                    Very truly yours,

                                    MACKAY SHIELDS FINANCIAL CORPORATION


                                    By: /S/  Donald E. Morgan III
                                        ----------------------------------------

                                    Name:  Donald E. Morgan III
                                    Title: Managing Director

                  [Prandium and FRI-MRD signature page follows]

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PRANDIUM, INC.

By: /S/ Robert T. Trebing, Jr.
    --------------------------------------------

Name:  Robert T. Trebing, Jr.
Title: EVP/CFO


FRI-MRD CORPORATION


By: /S/ Robert T. Trebing, Jr.
    --------------------------------------------

Name:  Robert T. Trebing, Jr.
Title: President

cc:    Alan Kornberg, Esq.   (212-757-3990)
       Richard Levin, Esq.   (213-621-5940)
       Monica Shilling, Esq. (213-621-5310)